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                                                                     EXHIBIT 2.1

                             DIVESTITURE AGREEMENT


         This Divestiture Agreement (the "Agreement") is entered into this 6th day of February, 1997, by and among HYPERDYNAMICS CORPORATION, a Delaware corporation (formerly Ram-Z Corporation) (the "Company"), HYPERDYNAMICS CORPORATION, a Texas corporation ("Hyperdynamics"), HOUSTON CREATIVE CONNECTIONS, INC., a Texas corporation ("HCCI"), and the former shareholders of HCCI listed on the signature page hereto who collectively owned 100% of the issued and outstanding equity securities of HCCI (the "Shareholders") immediately prior to the Reorganization Agreement among the parties thereto dated on or about July 15, 1996 (the "Reorganization Agreement"). The Company, Hyperdynamics, HCCI, and the Shareholders are hereinafter collectively referred to as the "Parties."

         WHEREAS, pursuant to the terms of the Reorganization Agreement, the Shareholders exchanged 1,000 shares of common stock of HCCI, which represents 100% of the equity ownership in HCCI for 2,102,000 shares of common stock of the Company; and

         WHEREAS, the shares of common stock of HCCI exchanged by the Shareholders are presently owned and held of record by Hyperdynamics, a wholly owned subsidiary of the Company; and

         WHEREAS, the Parties agree that the original business objectives envisioned at the time of the Reorganization Agreement by the Company and HCCI have not been achieved; and

         WHEREAS, the Parties acknowledge that they each have unique management styles; and

         WHEREAS, the Parties agree that the business objectives and goals of the Company and HCCI are not compatible and that it would be in each of the Parties best interests to pursue their goals and objectives independent of one another; and
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         WHEREAS, the Parties hereto agree that in addition to the matters referenced above, certain conditions as contemplated by the Reorganization Agreement have not been satisfied as of the date hereof which also supports the decision of the Parties to effectuate the divestiture of HCCI.

         NOW, THEREFORE, in consideration of the foregoing, and mutual promises contained herein and other good and valuable consideration, the Parties hereto agree as follows:

         1. The Shareholders hereby agree to deliver to the Company their stock certificates representing, in the aggregate, 2,102,000 shares of common stock of the Company, duly endorsed for transfer, in exchange for the delivery by the Company and Hyperdynamics to the Shareholders of stock certificates representing all of the issued and outstanding shares of common stock of HCCI, which represents 1,000 shares to the Shareholders. Notwithstanding anything to the contrary herein, the Shareholders acknowledge that the 1,000 shares of HCCI acquired by Hyperdynamics pursuant to the Reorganization Agreement remained certificated in the name of and in the possession of the Shareholders and the Shareholders acknowledge the retention and receipt of the 1,000 shares and the same need not be delivered to the Shareholders pursuant to this Agreement.

         2. In consideration for the shares of the Company exchanged by them, Trey Click and Houston Creative Connection Management Incentive Plan each hereby acknowledge and agree that the shares of HCCI retained and received by the other Shareholders represent all of the shares to which Trey Click and Houston Creative Connection Management Incentive Plan are entitled under this Agreement.

         3. Contemporaneous with the execution of this Agreement and the exchange of common stock, Suzanne Jackson and Trey Click shall resign as directors of the Company.





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         4.      The Company and HCCI agree that all intercompany charges
incurred up to the date hereof between the Company and HCCI will be offset against each other so that no indebtedness will be outstanding from the Company or Hyperdynamics to HCCI or from HCCI to the Company or Hyperdynamics.

         5. The Company and Hyperdynamics represent and warrant that the HCCI shares of common stock, when delivered by the Company and Hyperdynamics to the Shareholders, constitute all of the issued and outstanding shares of HCCI and are delivered free of any claim, lien, restriction or other encumbrance and that immediately prior to such delivery to the Shareholders, Hyperdynamics is the record and beneficial owner thereof. Except for the Reorganization Agreement, the Company and Hyperdynamics represent and warrant that they have not entered into any agreements or commitments affecting the capital stock, assets, liabilities, operations, business or ownership of HCCI. The Shareholders, jointly and severally, represent and warrant that the 2,102,000 shares of common stock of the Company delivered by the Shareholders to the Company constitute all of the issued and outstanding shares of common stock of the Company acquired by them pursuant to the Reorganization Agreement and are delivered free of any claim, lien, restriction or other encumbrance arising by or through them and represent that they are the record and beneficial owners thereof. Except for the Reorganization Agreement, the Shareholders further represent and warrant that they have not entered into any agreements or commitments affecting the capital stock, assets, liabilities, operations, business or ownership of the Company or Hyperdynamics.

         6. This Agreement represents the entire agreement between the Parties with respect to the termination of the Reorganization Agreement and the divestiture of HCCI. Upon the execution hereof and the delivery of the stock certificates contemplated hereby, neither HCCI and the





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Shareholders on the one hand and the Company and Hyperdynamics on the other, will owe any duty, obligation, commitment or liability to the other with respect to the Reorganization Agreement and the divestiture contemplated hereby, and no other agreements, commitments, or obligations exist between the Parties requiring future performance with respect to any matter whatsoever except as provided herein. Notwithstanding the foregoing, subsequent to the execution of this Agreement and the exchange of the securities contemplated hereby, the Parties agree to cooperate with each other and to execute any and all documents which may be required, consistent with the terms and conditions hereof, in connection with the separation of the Company and HCCI.

         7. HCCI and the Shareholders on the one hand, and the Company and Hyperdynamics on the other, in exchange for the consideration and mutual promises herein provided, and on behalf of any person claiming by or through such parties, do hereby remise, waive, release, acquit and forever discharge each other and their respective officers, directors, employees, agents, successors and assigns from any and all claims, causes of action and demands of any nature whatsoever, whether known or unknown, accrued or unaccrued, contingent or otherwise, existing from the beginning of time through the date hereof, including without limitation, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights, actions and causes of action of any nature whatsoever which have occurred in whole or in part or which were initiated, arose or relate to any time or period up to and through the date hereof except for:

         (i)     any claims by either party for breach of this Agreement; or

         (ii) any claims of the Shareholders of HCCI for indemnification from the Company or Hyperdynamics pursuant to the following paragraph.





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         To the same extent as any other person who has served as an officer and director of the Company, Hyperdynamics and the Company agree to indemnify and hold the Shareholders harmless to the fullest extent permitted by law from any claim or claims which may be asserted against them by any person, entity, shareholder or governmental agency or authority which in any way relates to their service as an officer, director, employee or agent of the Company or Hyperdynamics.

         8. The Company and Hyperdynamics covenant and agree that following the completion of the divestiture of HCCI that neither they nor their employees, officers, directors, agents, or affiliates will solicit the business of any customers, accounts or prospects of HCCI existing as of the date of the divestiture of HCCI for purposes of providing services which are the same or similar to those provided by HCCI, provided however, that nothing contained herein shall preclude the Company from providing non-personnel out-sourcing services to the Houston Chronicle.

         9. HCCI and the Shareholders on one hand, and the Company and Hyperdynamics on the other, agree that they had access to or received confidential information regarding the business and operations of the other during the period of their affiliation. Each such party agrees to treat all such information as the confidential and proprietary information of the other and to not disclose or use any of such information without the prior written consent of the other.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                        HYPERDYNAMICS CORPORATION, a Delaware
                                        corporation



                                        By:  /s/ GREGORY J. MICEK
                                           -----------------------------
                                             Gregory J. Micek, President





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                                        HYPERDYNAMICS CORPORATION, a Texas
                                        corporation



                                        By: /s/ GREGORY J. MICEK
                                           -----------------------------
                                            Gregory J. Micek, President



                                        HOUSTON CREATIVE CONNECTIONS, INC.


                                        By: /s/ SUZANNE JACKSON
                                           -----------------------------
                                            Suzanne Jackson, President



                                        HCCI SHAREHOLDERS:


                                        /s/ SUZANNE JACKSON
                                        --------------------------------
                                        Suzanne Jackson, Shareholder


                                        /s/ DAVID JACKSON
                                        --------------------------------
                                        David Jackson, Shareholder


                                        /s/ TREY CLICK
                                        --------------------------------
                                        Trey Click, Shareholder


                                        HOUSTON CREATIVE CONNECTION
                                        INCENTIVE PLAN


                                        By: /s/ SUZANNE JACKSON
                                           -----------------------------
                                            Suzanne Jackson,
                                            Attorney in Fact





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